SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2003

HARKEN ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10262	95-2841597
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

580 WestLake Park Boulevard, Suite 600	77079
Houston, Texas	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (281) 504-4000

Item 5. Other Events and Required FD Disclosure

On May 29, 2003, Harken Energy Corporation (the “Company”) issued a press release announcing that it repurchased or exchanged 5% Senior Convertible Notes (“5% Notes”) having a total principal amount of $6,780,000. Harken completed its repurchases or exchanges of these 5% Notes in a series of transactions that included payments in cash and placement of new notes. As a result of these recent transactions, Harken reduced the outstanding principal balance of its 5% Notes to $7,330,000 prior to their maturity and conversion into Harken common stock.

Harken also announced today that it has agreed to issue an aggregate of 95,400 shares of its Series G3 Convertible Preferred Stock, liquidation value $300 per share (“G3 Preferred”), in exchange for approximately 30,000 shares of its outstanding Series G1 Convertible Preferred Stock, liquidation value $100 per share (“G1 Preferred”) and $6,000,000 in cash. The G3 Preferred rank senior to Harken’s common stock and pari passu with Harken’s other issues of preferred shares.

As a correction to the press release, the liquidation value of the Series G3 Convertible Preferred Stock is $100 per share rather than $300 per share as previously reported. A copy of the press release is attached as Exhibit 99.1 to this Current Report.

Item 7. Financial Statements and Exhibits

(c) Exhibits.

Exhibit Number	Description

99.1	—Press Release, dated May 29, 2003, issued by Harken Energy Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Harken Energy Corporation

Date: May 29, 2003	By:	/s/ Anna M. Williams
Anna M. Williams Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	—Press Release, dated May 29, 2003, issued by Harken Energy Corporation.